For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Revises 2009 Guidance

EAST AURORA, NY, August 26, 2009 – Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high performance lighting, electrical power and automated test systems for the global aerospace and defense industries, announced today that it is revising its revenue guidance for 2009 down to $190 million to $200 million, down from the previously established guidance of $200 million to $210 million. The reduction in guidance was predicated on continued weakness in the commercial transport and business jet markets. In addition, the Company was informed yesterday that it was not the recipient of the U. S. Marine Corps’ contract for a ground radio maintenance and test system, as had been expected.

Peter J. Gundermann, President and Chief Executive Officer of Astronics, commented, “We had fully expected to be successful in winning this contract from our major customer, and we are clearly disappointed. We will learn more regarding the rationale behind their decision when they provide their standard debriefing. However, we believe that there are several other opportunities with the technology that we have developed for a variety of domestic and foreign military applications. Coupled with this unexpected loss of the contract, we continue to see orders from the commercial transport and business jet markets being pushed out, which has further moderated our outlook.”

Commenting on the opportunities to which Mr. Gundermann referred, Brian D. Price, Executive Vice President of DME Corp., a wholly-owned subsidiary of Astronics, noted, “We have developed a family of synthetic instrument-based, software defined electronics/communications test systems that we believe address the broad electronics test requirements of military units from front line to depot repair level. The test systems are applicable for military communications, unmanned ground or air vehicles, and electronic systems and subsystems. Our test systems have been in beta testing with foreign military customers and have been extremely well received. Although the loss of this contract with the U.S. Marines was a setback for us, we remain confident not only in the superior technology of our test systems, but also several other technologies that we are developing such as Electro-Optical device test systems, factory test solutions, and portable maintenance devices..”

ABOUT ASTRONICS CORPORATION
Astronics Corporation is a trusted leader in innovative, high performance lighting, power management systems for the global aerospace industry; automated diagnostic test systems, training and simulation devices for the defense industry; and safety and survival equipment for airlines. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, DME Corporation, Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.Astronics.com.

For more information on Astronics and its products, visit its website at www.Astronics.com.

Safe Harbor Statement

This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, national defense budgets and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.